Exhibit 99.1

Quintana Energy Services Reports Fourth Quarter 2019 Results

HOUSTON, March 4, 2020 /PRNewswire/ -- Quintana Energy Services Inc. (NYSE: QES) ("QES" or the "Company") today reported financial and operating results for the fourth quarter ended December 31, 2019.

Fourth Quarter Highlights and Updates:

  Revenue of $95.9 million and net loss of $7.9 million
  Adjusted EBITDA of $5.2 million
  Generated $14.1 million in free cash flow
  Paid down $12.0 million of debt ending the year at $6.3 million of net debt
  Achieved new QES TRIR and LTIR safety records
  2020 Completion and Production segment consolidation is now expected to realize increased annual cost savings

Fourth Quarter 2019 Financial Results

Fourth quarter 2019 revenue was $95.9 million, down 20.8% from $121.1 million in the third quarter of 2019. Fourth quarter 2019 net loss was $7.9 million and Adjusted EBITDA was $5.2 million, compared to a net loss of $47.4 million and Adjusted EBITDA of $8.7 million for the third quarter of 2019, and a net loss of $1.6 million and Adjusted EBITDA of $13.9 million in the fourth quarter of 2018. See "Non-GAAP Financial Measures" at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP").

Chris Baker, QES' President and Chief Executive Officer, stated, "We are pleased that our fourth quarter Directional Drilling Adjusted EBITDA and Adjusted EBITDA margins came in at all-time highs since becoming a public company, despite experiencing a sizable drop in revenue both sequentially and year-over-year. We also experienced all-time lows in standby days during the quarter, which equated to a higher percentage of operating days. We generated over $14.1 million in free cash flow during the fourth quarter in the face of deteriorating conditions and constrained customer spending. Additionally, during the first quarter of 2020, our Completion and Production segment activated a second hydraulic fracturing spread and both hydraulic fracturing spreads are in service and highly utilized.

"Looking forward, we are not expecting meaningful activity improvements in 2020 over 2019 levels and believe the market will continue to be challenging. We remain alert and ready to respond to negative economic impacts created by potential coronavirus outbreaks in areas we service or to the broader market. Nonetheless, we remain optimistic about our ability to successfully navigate a difficult environment due to meaningful progress we've made in optimizing our cost structure, streamlining the organization, and adapting to adverse market conditions. Throughout the coming year, we will continue to critically evaluate our cost structure and focus on driving improved returns. We believe we have the right people, the right strategy and the right assets to weather these difficult times and emerge stronger when the market recovers," concluded Baker.

Directional Drilling

The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production ("E&P") companies. Revenue was $54.6 million in the fourth quarter of 2019, down approximately 4.4% compared to revenue of $57.1 million in the third quarter of 2019 and down 9.6% from the fourth quarter of 2018. Fourth quarter 2019 Adjusted EBITDA was $9.7 million, compared to Adjusted EBITDA of $9.1 million for the third quarter of 2019. The sequential decrease in revenue was primarily due to a 10.4% decrease in rig days while the sequential increase in Adjusted EBITDA was primarily due to higher demand for premium service tools, fewer standby days as a percentage of total days and lower direct operating expenses driven by lower overall job costs per day during the three months ended December 31, 2019. In the fourth quarter of 2018, revenue was $60.4 million and Adjusted EBITDA was $9.4 million.

Pressure Pumping

The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies in the Mid-Con, Permian Basin and the Rockies. Revenue for the segment decreased to $10.2 million in the fourth quarter of 2019, down from $27.3 million in the third quarter of 2019. Fourth quarter 2019 Adjusted EBITDA loss was $3.5 million, compared to Adjusted EBITDA of $1.2 million for the third quarter of 2019. This decrease was primarily attributable to a decrease in demand for completions activities in our areas of operation, which led to our stacking of three hydraulic fracturing fleets in 2019. During the fourth quarter of 2019 we had one active hydraulic fracturing fleet in service as opposed to four hydraulic fracturing fleets in service during the fourth quarter of 2018. This drove a corresponding 37.9% decrease in stages to 2,598 for the year ended December 31, 2019.The sequential decreases in revenue were primarily due to a 66.4% decrease in stages completed during the fourth quarter of 2019, offset by a corresponding 7.0% increase in average revenue per stage to $37,801 for the three months ended December 31, 2019 driven by a shift in job mix. Cost structure optimization improvements realized during the third quarter of 2019 continue to positively impact Adjusted EBITDA. In the fourth quarter of 2018, revenue was $54.1 million and Adjusted EBITDA was $4.1 million.

Pressure Control

The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, fluid pumping and well control services. Revenue for the segment decreased 13.1% to $23.3 million in the fourth quarter of 2019, down from $26.8 million in the third quarter of 2019. Fourth quarter 2019 Adjusted EBITDA was $2.5 million, compared to Adjusted EBITDA of $3.7 million for the third quarter of 2019. The Pressure Control revenue decrease during the fourth quarter of 2019 was primarily due to a decrease in revenue days for coiled tubing and snubbing services driven by broad market slowdown in completions activity. Additionally we experienced a record quarter in our well control business which partially offset the slowdown in completions activity. The small sequential decrease in Adjusted EBITDA was primarily due to a 13.1% decrease in revenue, offset by a decrease in direct operating expenses driven by results realized from recent cost reduction initiatives during the fourth quarter of 2019. In the fourth quarter of 2018, revenue was $31.6 million and Adjusted EBITDA was $4.7 million.

Wireline

The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment decreased 21.2% to $7.8 million in the fourth quarter of 2019 from $9.9 million in the third quarter of 2019. Fourth quarter 2019 Adjusted EBITDA was a $0.8 million loss, compared to an Adjusted EBITDA loss of $2.7 million for the third quarter of 2019. The sequential decreases in revenue and Adjusted EBITDA were primarily due to decreased utilization, pricing pressures and fewer revenue days compared to the third quarter of 2019. In the fourth quarter of 2018, revenue was $13.7 million and Adjusted EBITDA was a $1.3 million loss.

Other Financial Information

General and administrative ("G&A") expense for the fourth quarter of 2019 increased to $13.5 million compared to the third quarter's G&A expense of $12.1 million, and decreased by $0.3 million, compared to $13.8 million for the fourth quarter of 2018. The sequential increase in G&A expense compared to the third quarter was primarily driven by higher labor and stock based compensation costs in the fourth quarter, offset by lower sales and marketing expenses in the current quarter. The year over year decrease in G&A expenses was the result of cost savings associated with the continued optimization of our cost structure and lower non-cash stock based compensation expense during the fourth quarter of 2019.

Capital expenditures totaled $6.2 million during the fourth quarter of 2019, compared to capital expenditures of $7.6 million in the third quarter of 2019, and $11.8 million in the fourth quarter of 2018. Capital spending during the third and fourth quarter of 2019 was driven primarily by maintenance capital expenditures across all segments.

Fourth quarter interest expense of $0.8 million was consistent with the third quarter's interest expense, and up from $0.6 million in the fourth quarter of 2018. The fourth quarter interest expense increase over the prior year period was primarily due to a higher debt outstanding balance during the fourth quarter of 2019.

The Company's balance sheet remains a significant strength and a key differentiator versus our peers. QES ended the fourth quarter of 2019 with a total debt balance of $21.0 million, $14.7 million of cash on hand, and $37.7 million of net availability under its senior secured asset-based revolving credit facility. The Company reduced its debt balance by $12.0 million during the three months ended December 31, 2019.

2020 Completion and Production Segment Consolidation

The restructuring of our business segments should be completed by mid-2020 and is expected to yield annual cost savings of four to six million dollars once personnel, systems and facility migrations are fully implemented. This range of expected savings is up from our previously released range of three to five million due to increased efficiencies being identified as we've begun to implement changes.

Share Repurchase Plan

On August 8, 2018, QES' Board of Directors approved a $6.0 million stock repurchase program authorizing the Company to repurchase common stock in the open market. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. Repurchases may be commenced or suspended at any time without notice. The program does not obligate QES to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time, subject to the Company's insider trading policy, at the Company's discretion. As of December 31, 2019, 0.9 million shares were repurchased under this program.

Conference Call Information

QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, March 5, 2020 to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2019 Fourth Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company's website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company's website for 90 days and will be available by telephone through March 12, 2020, at (201) 612-7415, access code 13698732#.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES' primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute "forward-looking statements." All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words "anticipate," "believe," "expect," "plan," "forecasts," "will," "could," "may," and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management's current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:	Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
IR@qesinc.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com

Quintana Energy Services Inc.
Consolidated Statements of Operations
(in thousands of U.S. dollars and shares, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenues:	$95,909	$121,082	$159,653	$484,283	$604,354
Costs and expenses:
Direct operating costs	79,361	101,737	135,412	411,724	503,026
General and administrative	13,509	12,056	13,815	55,137	62,756
Depreciation and amortization	10,734	13,229	12,417	49,519	46,683
Gain on disposition of assets	(622)	(1,116)	(1,046)	(1,914)	(2,375)
Impairment and other charges	16	41,543	—	41,559	—
Operating loss	(7,089)	(46,367)	(945)	(71,742)	(5,736)
Non-operating expense:
Interest expense	(791)	(898)	(626)	(3,213)	(11,825)
Other expense	(37)	—	—	(37)	—
Loss before income tax	(7,917)	(47,265)	(1,571)	(74,992)	(17,561)
Income tax benefit (expense)	51	(164)	(37)	(444)	(621)
Net loss	$(7,866)	$(47,429)	$(1,608)	$(75,436)	$(18,182)
Net loss attributable to predecessor	—	—	—	—	(1,546)
Net loss attributable to Quintana Energy Services Inc.	$(7,866)	$(47,429)	$(1,608)	$(75,436)	$(16,636)
Net loss per common share:
Basic	$(0.24)	$(1.41)	$(0.05)	$(2.24)	$(0.50)
Diluted	$(0.24)	$(1.41)	$(0.05)	$(2.24)	$(0.50)
Weighted average common shares outstanding:
Basic	33,426	33,533	33,600	33,611	33,573
Diluted	33,426	33,533	33,600	33,611	33,573

Quintana Energy Services Inc.
Consolidated Balance Sheets
(in thousands of U.S. dollars, except per share and share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$14,730	$13,804
Accounts receivable, net of allowance of $4,057 and $1,841	66,309	101,620
Unbilled receivables	6,913	13,766
Inventories	21,601	23,464
Prepaid expenses and other current assets	8,410	7,481
Total current assets	117,963	160,135
Property, plant and equipment, net	110,375	153,878
Operating lease right-of-use asset	10,943	—
Intangible assets, net	—	9,019
Other assets	1,248	1,517
Total assets	$240,529	$324,549
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,478	$51,568
Accrued liabilities	29,521	37,533
Current lease liabilities	7,224	422
Total current liabilities	71,223	89,523
Long-term debt	21,000	29,500
Long-term operating lease liabilities	7,970	—
Long-term finance lease liabilities	7,961	3,451
Deferred tax liability, net	112	130
Other long-term liabilities	2	125
Total liabilities	108,268	122,729
Commitments and contingencies
Shareholders' equity:
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 34,558,877 issued; 33,333,547 outstanding	356	344
Additional paid-in-capital	357,996	349,080
Treasury shares, at cost, 1,225,330 and 232,892 common shares	(4,872)	(1,821)
Accumulated deficit	(221,219)	(145,783)
Total shareholders' equity	132,261	201,820
Total liabilities and shareholders' equity	$240,529	$324,549

Quintana Energy Services Inc.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Year Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net loss	$(75,436)	$(18,182)
Adjustments to reconcile net loss to net cash
Depreciation and amortization	49,519	46,683
Impairment expense	36,215	—
Gain on disposition of assets	(10,897)	(7,785)
Non-cash interest expense	351	1,032
Loss on debt extinguishment	—	8,594
Provision for doubtful accounts	2,423	1,103
Deferred income tax expense	(58)	92
Stock-based compensation	8,928	17,898
Changes in operating assets and liabilities:
Accounts receivable	32,888	(19,398)
Unbilled receivables	6,852	(4,121)
Inventories	1,862	(770)
Prepaid expenses and other current assets	6,174	1,442
Other noncurrent assets	(79)	(3)
Accounts payable	(14,415)	10,647
Accrued liabilities	(7,919)	2,767
Other long-term liabilities	(131)	(60)
Net cash provided by operating activities	36,277	39,939
Cash flows from investing activities:
Purchases of property, plant and equipment	(35,247)	(64,957)
Proceeds from sale of property, plant and equipment	16,810	10,744
Net cash (used in) provided by investing activities	(18,437)	(54,213)
Cash flows from financing activities:
Proceeds from revolving debt	7,500	41,500
Payments on revolving debt	(16,000)	(91,071)
Payments on term loans	—	(11,225)
Payments on finance leases	(1,990)	(380)
Payments on financed payables	(3,373)	(2,139)
Payment of deferred financing costs	—	(1,564)
Prepayment premiums on early debt extinguishment	—	(1,346)
Payments for treasury shares	(3,051)	(1,816)
Proceeds from new shares issuance, net of underwriting commissions	—	90,542
Costs incurred for stock issuance	—	(3,174)
Net cash (used in) provided by financing activities	(16,914)	19,327
Net increase in cash and cash equivalents	926	5,053
Cash and cash equivalents beginning of period	13,804	8,751
Cash and cash equivalents end of period	$14,730	$13,804
Supplemental cash flow information
Cash paid for interest	$2,805	$2,087
Income taxes paid	491	105
Supplemental non-cash investing and financing activities
Fixed asset purchases in accounts payable and accrued liabilities	2,999	4,900
Financed payables	3,627	2,994
Non-cash capital lease additions	8,887	53
Non-cash payment for property, plant and equipment	—	3,279
Debt conversion of Former Term Loan to equity	—	33,631
Issuance of common shares for members' equity	—	212,630

Quintana Energy Services Inc.
Additional Selected Operating Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Other Operational Data:
Directional Drilling rig days (1) (2)	4,357	4,863	5,564	19,335	18,252
Average monthly Directional Drilling rigs on revenue (3)	59	67	82	69	69
Total hydraulic fracturing stages	235	700	1,363	2,598	4,181
Average hydraulic fracturing revenue per stage	$37,801	$35,314	$37,479	$31,865	$47,874

(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.
(2)	Rigs on revenue represents the number of rigs earning revenues during a time period, including days that standby revenues are earned.
(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses, restructuring expenses, impairment expenses and equipment stand-up expense.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

Quintana Energy Services Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(7,866)	$(47,429)	$(1,608)	$(75,436)	$(18,182)
Income tax (benefit) expense	(51)	164	37	444	621
Interest expense	791	898	626	3,213	11,825
Other expense	37	—	—	37	—
Depreciation and amortization expense	10,734	13,229	12,418	49,519	46,683
Gain on disposition of assets, net	(622)	(1,116)	(1,046)	(1,914)	(2,375)
Impairment and other charges	16	41,543	—	41,559	—
Non-cash stock based compensation	1,932	1,260	2,503	8,635	17,898
Rebranding expense(1)	—	—	74	16	322
Settlement expense (2)	177	87	304	1,056	825
Severance expense	22	99	107	206	235
Equipment and stand-up expense(3)	—	—	517	—	2,380
Adjusted EBITDA	$5,170	$8,735	$13,932	$27,335	$60,232

(1)	Relates to expenses incurred in connection with rebranding our segments.
(2)

For the year ended December 31, 2019, represents certain nonrecurring corporate professional fees related to contemplated mergers and acquisitions activities, legal fees for Fair Labor Standards Act ("FLSA") claims and other non-recurring settlement expenses, of which approximately $1.1 million in general and administrative expenses. For 2018, represents legal fees for FLSA claims, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.

(3)

Relates to equipment stand-up costs incurred in connection with the mobilization and redeployment of assets. For the year ended December 31, 2018, approximately $2.2 million was recorded in direct operating expenses and approximately $0.2 million was recorded in general and administrative expenses for the deployment of our fourth hydraulic fracturing fleet and upgrades of coiled tubing units to large diameter specification. For the three months ended December 31, 2018, $0.5 million was recorded in direct operating expenses and the remainder was recorded in general and administrative expenses.

Quintana Energy Services Inc.
Reconciliation of Segment Adjusted EBITDA to Net Loss
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Directional Drilling	$9,655	$9,103	$9,420	$34,093	$23,694
Pressure Pumping	(3,529)	1,218	4,131	(5,053)	28,700
Pressure Control	2,464	3,670	4,716	10,958	18,389
Wireline	(814)	(2,719)	(1,251)	(1,122)	1,362
Corporate and Other	(4,737)	(3,983)	(6,589)	(21,454)	(33,573)
Income tax benefit (expense)	51	(164)	(37)	(444)	(621)
Interest expense	(791)	(898)	(626)	(3,213)	(11,825)
Depreciation and amortization	(10,734)	(13,229)	(12,418)	(49,519)	(46,683)
Gain on disposition of assets, net	622	1,116	1,046	1,914	2,375
Impairment and other charges	(16)	(41,543)	—	(41,559)	—
Other expense	(37)	—	—	(37)	—
Net loss	$(7,866)	$(47,429)	$(1,608)	$(75,436)	$(18,182)

Quintana Energy Services Inc.
Segment Adjusted EBITDA Margin
(In thousands of U.S. dollars, except percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$9,655	$9,103	$9,420	$34,093	$23,694
Revenue	54,560	57,056	60,365	227,949	192,491
Adjusted EBITDA Margin Percentage	17.7	16.0	15.6	15.0	12.3
Pressure Pumping
Adjusted EBITDA	(3,529)	1,218	4,131	(5,053)	28,700
Revenue	10,203	27,312	54,064	90,185	214,154
Adjusted EBITDA Margin Percentage	(34.6)	4.5	7.6	(5.6)	13.4
Pressure Control
Adjusted EBITDA	2,464	3,670	4,716	10,958	18,389
Revenue	23,334	26,838	31,557	106,594	122,620
Adjusted EBITDA Margin Percentage	10.6	13.7	14.9	10.3	15.0
Wireline
Adjusted EBITDA	(814)	(2,719)	(1,251)	(1,122)	1,362
Revenue	7,812	9,876	13,667	59,555	75,089
Adjusted EBITDA Margin Percentage	(10.4)	(27.5)	(9.2)	(1.9)	1.8

(1)

Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses, restructuring expenses, impairment expenses and equipment stand-up expense.